Exhibit 4.2

Execution Version

FOURTH SUPPLEMENTAL INDENTURE

between

FRANKLIN BSP CAPITAL CORPORATION

as successor to

FRANKLIN BSP LENDING CORPORATION

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Trustee

Dated as of January 24, 2024

FOURTH SUPPLEMENTAL INDENTURE

THIS FOURTH SUPPLEMENTAL INDENTURE (this “Fourth Supplemental Indenture”), dated as of January 24, 2024, is between Franklin BSP Capital Corporation, a Delaware corporation (“FBCC”) as successor to Franklin BSP Lending Corporation (f/k/a Business Development Corporation of America), a Maryland corporation (“FBLC”), and U.S. Bank Trust Company, National Association (as successor-in-interest to U.S. Bank National Association), as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, on December 19, 2017, FBLC and the Trustee executed an indenture (the “Base Indenture”) and on December 5, 2019, FBLC and the Trustee executed the third supplemental indenture thereto (the “Third Supplemental Indenture” and together with the Base Indenture, the “Indenture”) providing for the issuance of $100,000,000 aggregate principal amount of 4.85% Notes due 2024 (the “Notes”);

WHEREAS, on the date first written above, pursuant to that certain Agreement and Plan of Merger, dated October 2, 2023 (the “Merger Agreement”), by and among FBLC, FBCC, Franklin BSP Merger Sub, Inc., a Maryland corporation and a direct wholly-owned subsidiary of FBCC (“Merger Sub”), and, solely for the limited purposes set forth therein, Franklin BSP Capital Adviser L.L.C., a Delaware limited liability company and the external investment adviser to FBCC, pursuant to the Maryland General Corporation Law, Merger Sub merged with and into FBLC (the “First Merger”), with FBLC continuing as the surviving corporation and as a wholly-owned subsidiary of FBCC and, immediately thereafter, FBLC merged with and into FBCC, with FBCC continuing as the surviving corporation (together with the First Merger, such transactions, the “Mergers”);

WHEREAS, as a result of the Mergers, FBCC is expressly assuming the obligations of FBLC for the due and punctual payment of the principal of (and premium, if any) and interest, if any, on all the Notes outstanding, and the due and punctual performance of every covenant of the Indenture on the part of FBLC to be performed or observed pursuant to Section 801 and 802 of the Indenture;

WHEREAS, pursuant to Sections 901 and 903 of the Indenture, the Trustee is authorized to execute and deliver this Fourth Supplemental Indenture.

NOW, THEREFORE, each party agrees as follows for the benefit of the other party and for the equal and ratable benefit of the Holders:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Assumption by FBCC. FBCC hereby assumes the obligations of FBLC for the due and punctual payment of the principal of (and premium, if any) and interest, if any, on all the Notes outstanding, and the performance of every covenant of the Indenture on the part of FBLC to be performed or observed. FBCC is hereby substituted for, and may exercise every right and power of, FBLC under the Indenture with the same effect as if FBCC had been named as FBLC in the Indenture.

3. No Event of Default. FBCC represents that immediately after giving effect to the Mergers, no Default or Event of Default has occurred and is occurring.

4. Ratification of the Indenture; Fourth Supplemental Indenture Part of the Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Fourth Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5. Governing Law. This Fourth Supplemental Indenture shall be governed by and construed in accordance with the law of the State of New York without regard to principles of conflicts of laws.

6. Counterparts. This Fourth Supplemental Indenture may be executed in counterparts, each of which will be an original, but such counterparts will together constitute but one and the same Fourth Supplemental Indenture. The exchange of copies of this Fourth Supplemental Indenture and of signature pages by facsimile, .pdf transmission, email or other electronic means shall constitute effective execution and delivery of this Fourth Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, .pdf transmission, email or other electronic means shall be deemed to be their original signatures for all purposes. For the avoidance of doubt, all notices, approvals, consents, requests and any communications hereunder or with respect to this Fourth Supplemental Indenture must be in writing (provided that any communication sent to the Trustee hereunder must be in the form of a document that is signed by hand, by facsimile, or by way of a digital signature provided by DocuSign or Adobe (or such other digital signature provider as specified in writing to the Trustee by the authorized representative), in English). FBLC agrees to assume all risks arising out of the use of digital signatures and electronic methods to submit communications to the Trustee, including, without limitation, the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

7. Effect of Headings. The section headings in this Fourth Supplemental Indenture are for convenience only and shall not affect the construction hereof.

8. The Trustee. The recitals contained herein shall be taken as the statements of FBCC as successor to FBLC, and the Trustee does not assume any responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Fourth Supplemental Indenture, except that the Trustee represents that it is duly authorized to execute and deliver this Fourth Supplemental Indenture and perform its obligations hereunder. All rights, protections, privileges, indemnities, immunities and benefits granted or afforded to the Trustee under the Indenture shall be deemed incorporated herein by this reference and shall be deemed applicable to all actions taken, suffered or omitted by the Trustee in each of its capacities hereunder.

9. Benefits Acknowledged. Nothing in this Fourth Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and the Holders any benefit or any legal or equitable right, remedy or claim under this Fourth Supplemental Indenture.

10. Successors. All covenants and agreements in this Fourth Supplemental Indenture by FBCC shall bind its successors and assigns, whether so expressed or not.

11. Severability. In case any provision in this Fourth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed, all as of the date first above written.

FRANKLIN BSP CAPITAL CORPORATION

By:	/s/ Nina K. Baryski
	Name:	Nina K. Baryski
	Title:	Chief Financial Officer and Treasurer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Allison Lancaster-Poole
	Name:	Allison Lancaster-Poole
	Title:	Vice President, Corp Municipal Trust Manager

[Signature Page to Fourth Supplemental Indenture]

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